Exhibit 99.1

Align Technology Announces Third Quarter 2020 Results

Align Technology	Zeno Group
Madelyn Homick	Sarah Johnson
(408) 470-1180	(828) 551-4201
mhomick@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS

Achieves 9 Millionth Invisalign Patient Milestone

•	Q3 total revenues up 20.9% year-over-year to a record $734.1 million

•	Q3 GAAP diluted net income per share of $1.76, Q3 non-GAAP diluted net income per share of $2.25

•	Q3 operating margin of 24.1%, up 44.8 points sequentially and up 3.2 points year-over-year

•	Q3 Clear Aligner volume up 28.7% year-over-year to 496.1 thousand cases

•	Q3 Clear Aligner gross margin of 74.7%, up 10.2 points sequentially and up 1.2 points year-over-year

•	Q3 Clear Aligner cases for teenage patients were up 25.6% year-over-year to 162.7 thousand cases

•	Q3 Imaging Systems and CAD/CAM Services revenues were up 24.5% year-over-year to $113.4 million

SAN JOSE, Calif., October 21, 2020 -- Align Technology, Inc. (Nasdaq: ALGN) today reported financial results for the third quarter of 2020 (“Q3’20”). Q3’20 total revenues were $734.1 million, up 20.9% year-over-year. Q3’20 Clear Aligner revenues were $620.8 million, up 20.2% year-over-year and Q3’20 Imaging Systems and CAD/CAM Services revenues were $113.4 million, up 24.5% year-over-year. Q3’20 Clear Aligner volume was 496.1 thousand cases, up 28.7% year-over-year. For the Americas and International regions, Q3’20 Clear Aligner volume was up 24.9% and up 33.6% year-over-year, respectively. Q3’20 Clear Aligner volume for teenage patients was 162.7 thousand cases, up 25.6% year-over-year. Q3’20 operating income of $177.1 million was up 39.3% year-over-year resulting in an operating margin of 24.1%. Q3’20 GAAP net income was $139.4 million, or $1.76 per diluted share. On a non-GAAP basis, Q3’20 net income was $177.9 million, or $2.25 per diluted share.

Commenting on Align’s Q3’20 results, Align Technology President and CEO Joe Hogan said, “I’m pleased to report stronger than expected results with record third revenues up 21% year-over-year revenue reflecting strong momentum across all regions and customer channels for both Invisalign clear aligners and iTero scanner and services. During the quarter, we continued to support doctor recovery efforts with products, programs, and virtual tools and training that helped more doctors transition their practices to digital technologies and drove record utilization across the Invisalign portfolio. Capping off our record quarter is the achievement of our 9 millionth Invisalign patient milestone. We also saw strong response to our new teen and mom-focused consumer campaign with 118% year-over-year increase in total leads, an uptick in consumer engagement from new social media influencers like Charli D’Amelio and Marsai Martin, and a 25.6% year over year increase in teenagers using Invisalign clear aligners. Our overall revenue momentum has continued into October and we are encouraged by positive feedback from Invisalign providers regarding the benefits of digital orthodontics starting with an iTero scanner for Invisalign treatment - especially in this COVID-19 environment.”

Align Technology Announces Third Quarter 2020 Results

Financial Summary - Third Quarter Fiscal 2020

	Q3’20	Q2’20	Q3’19
Invisalign Case Shipments [1]	496,065	221,880	385,360
GAAP
Net Revenues	$734.1M	$352.3M	$607.3M
Clear Aligner [2]	$620.8M	$298.3M	$516.3M
Imaging Systems & CAD/CAM Services	$113.4M	$54.0M	$91.1M
Net Income (Loss)	$139.4M	$(40.6)M	$102.5M
Diluted EPS	$1.76	$(0.52)	$1.28
Non-GAAP
Net Income (Loss)	$177.9M	$(27.6)M	$118.4M
Diluted EPS	$2.25	$(0.35)	$1.48

1Invisalign shipments do not include SmileDirectClub (“SDC“) aligners.

2 Clear aligner revenues include Invisalign clear aligners and SDC aligners. The supply agreement with SDC terminated December 31, 2019 and was not renewed.

As of September 30, 2020, Align had $615.5 million in cash and cash equivalents compared to $404.4 million as of June 30, 2020. Additionally, we have $100.0 million remaining available for repurchase of our common stock under our May 2018 Repurchase Program.

Align Announcement Highlights:

Corporate

•	Align celebrated reaching its 1 millionth patient in the Asia Pacific region in treatment with the Invisalign system. Align’s Invisalign system is the only clear aligner with 1 million patients in the Asia Pacific region. This achievement reflects Align’s commitment to the Asia Pacific region and adoption of Invisalign treatment for transforming smiles and changing lives. The 1 millionth Invisalign patient from the Asia Pacific region is Ayumu Saito, a 23-year-old aspiring Olympic athlete from Japan who is a modern pentathlon champion (2019), fencer, and fashion model. Ayumu is in treatment with Dr. Koji Yokoya, head director at Aoyama Gaien Orthodontics Dental Offices in Tokyo.
•	Align announced an agreement with the National Football League (“NFL”) to make the Invisalign brand the Official Clear Aligner Sponsor of the NFL. Through this agreement, the Invisalign brand will connect with doctors, patients, and consumers through an extended network of NFL sponsored channels and support a variety of community initiatives championed by NFL Clubs, including youth focused programs. This agreement builds on Align’s previously announced Club sponsorship agreements with the New England Patriots and the San Francisco 49ers and expands the Invisalign brand’s “Official Smile” designation to 11 individual NFL Clubs with the Dallas Cowboys, New Orleans Saints, Green Bay Packers, New York Giants, Kansas City Chiefs, Houston Texans, Philadelphia Eagles, Tampa Bay Buccaneers, and the Chicago Bears.

Align Technology Announces Third Quarter 2020 Results

•	During the quarter, Align also announced a multi-year partnership with the New Orleans Saints, making the Invisalign brand the “Official Smile” partner of the Saints. The collaboration will focus on building awareness and generating demand for Invisalign treatment across social and digital platforms to engage consumers and highlight the benefits of in-office, doctor-delivered clear aligner treatment. Additionally, the Invisalign brand and the Saints have teamed up with defensive end Cam Jordan to bring more smiles to teens and young adults through the Youth Empowerment Project (“YEP”).
•	Align announced the global launch of the Align Digital and Practice Transformation (“ADAPT”) service for Invisalign and iTero doctors. ADAPT is an expert and independent fee-based business consulting service offered by Align to optimize practices’ operational workflow and processes to enhance patients’ experiences and customer and staff satisfaction, which will in turn translate into higher growth and greater efficiencies for orthodontic practices. The goal of ADAPT is to support digital practice transformation for Invisalign doctors and their staff.
•	Align awarded nine research grants totaling $225,000 under the company’s eleventh Annual Research Award Program. The funded research studies cover a wide range of topics for projects seeking to better understand treatment in orthodontics and dentistry. The global interest in research of dental and orthodontic treatment continues to grow as evidenced by the increasing number of applications Align receives each year from universities around the world.

Product

•	Align announced the launch of Invisalign G8 with SmartForce® Aligner Activation, the latest of the company’s biomechanics innovations. Invisalign G8 with SmartForce Aligner Activation is informed by the company’s foundational biomechanics for clear aligners and its database of more than 9 million Invisalign patients to optimize tooth movements and further improve predictability for frequently treated crowding, crossbite, and deep bite cases. With SmartForce Aligner Activation, select areas of the aligner surface are now specifically contoured to apply optimal forces to the tooth surfaces to control the location, direction and magnitude of the force to produce the desired outcome and minimize unwanted movement. Specific, strategic contact areas between the aligner and the tooth are created by SmartForce Aligner Activation and work in concert with SmartForce features for even greater control of the force systems. Invisalign G8 will be available on all Invisalign products in the first quarter of 2021.
•	Align announced the commercial availability of its previously announced proprietary ClinCheck™ treatment planning software which was featured at the Align APAC Virtual Symposium on October 16, a fully digital event that showcased digital treatment techniques and featured practitioners from across the Asia Pacific region. ClinCheck software provides doctors with a 3D model of planned tooth movements throughout Invisalign treatment. ClinCheck Pro 6.0 moves Invisalign digital treatment planning to the cloud, making its robust ClinCheck treatment planning tools and features available to doctors anytime, anywhere, on any laptop, personal computer, or tablet. The release includes the new ClinCheck “In-Face” Visualization tool, an enhanced doctor-facing digital clinical tool that combines a photo of the patient’s face with their 3D Invisalign treatment plan, creating a personalized view of how their new smile could look.

Align Technology Announces Third Quarter 2020 Results

•	Align announced the launch of Invisalign Stickables, innovative sticker accessories designed exclusively for use with the patented SmartTrack® material in Invisalign clear aligners designed to personalize Invisalign clear aligners. Available in an array of designs, colors, shapes, and themes, Invisalign Stickables are a cool, engaging, and fun way for patients to show their personal flair during Invisalign treatment. Invisalign Stickables patent-pending accessories are available in the U.S. and Canada and are expected to be introduced in other countries in 2021. Invisalign providers can purchase Invisalign Stickables through the Webstore in Invisalign Doctor Site. Invisalign Stickables are also available to Invisalign patients at participating doctor offices or online through the Invisalign accessories site https://www.invisalignaccessories.com/.

Align Web Cast and Conference Call

Align will host a conference call today, October 21, 2020 at 4:30 p.m. ET, 1:30 p.m. PT, to review its third quarter 2020 results, discuss future operating trends and the business outlook. The conference call will also be web cast live via the Internet. To access the webcast, go to the “Events & Presentations” section under Company Information on Align’s Investor Relations web site at http://investor.aligntech.com. To access the conference call, please dial 201-689-8261. An archived audio web cast will be available beginning approximately one hour after the call's conclusion and will remain available for approximately one month. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with conference number 13710706 followed by #. For international callers, please dial 201-612-7415 and use the same conference number referenced above. The telephonic replay will be available through 5:30 p.m. ET on November 4, 2020.

About Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we may provide investors with certain non-GAAP financial measures including, non-GAAP gross profit, gross margin, operating expenses, income from operations, operating margin, interest income and other income (expense), net, provision for (benefit from) income taxes, effective tax rate, net income and diluted net income per share, which exclude certain items that may not be indicative of our fundamental operating performance including discrete cash and non-cash charges or gains that are included in the most directly comparable GAAP measure. Non-GAAP measures will exclude the effects of stock-based compensation, amortization of acquired intangibles, non-cash deferred tax assets and associated amortization related to intra-entity transfer of non-inventory assets, acquisition related costs, impairments and other (gains) charges, and litigation settlement gains, and, if applicable, any associated tax impacts.

We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our recurring core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal evaluation of period-to-period comparisons. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they will be provided to and used by our institutional investors and the analyst community to help them analyze the performance of our business.

Align Technology Announces Third Quarter 2020 Results

There are limitations to using non-GAAP financial measures, though, because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our GAAP financial measures to the comparable Non-GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business. For more information on these non-GAAP financial measures, please see the table captioned "Unaudited GAAP to Non-GAAP Reconciliation."

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, iTero® intraoral scanners and services, and exocad CAD/CAM software. Align has helped treat over 9 million patients with the Invisalign system and is driving the evolution in digital dentistry with the iTero intraoral scanner and exocad CAD/CAM software − modernizing today’s practices by enabling enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Forward-Looking Statements

This news release contains forward-looking statements, including quotations from management regarding business momentum, the COVID-19 pandemic, its impact on our business and results of operations, our expectations for digital adoption in dentistry and the potential impact of our products in the transition, our expectations for our marketing activities, and our expectations for our new products, features, and accessories. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

Factors that might cause such a difference include, but are not limited to:

•	the impact of the COVID-19 pandemic on the health and safety of our employees, customers, patients, and our suppliers as well as the physical and economic impacts of the various recommendations, orders and protocols issued by local and national governmental agencies in light of the evolving situation, including any reimplementation of preventative measures;
•	the ability to (i) realize expected benefits in connection with the acquisition of exocad within the expected timeframes or at all, (ii) timely, cost-efficiently and effectively integrate exocad’s business without adversely impacting operations of either Align or exocad, and (iii) avoid or mitigate uncertainties or liabilities in connection with the acquisition or its impacts on the value of our stock;
•	difficulties predicting customer and consumer purchasing behavior and changes in consumer spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages and consumer confidence;

Align Technology Announces Third Quarter 2020 Results

•	expectations regarding the continued growth or declines of our domestic and/or international markets;
•	increasing competition from existing and new competitors;
•	rapidly evolving and groundbreaking advances that are fundamentally changing the dental industry and the way new and existing participants market and provide products and services to consumers;
•	the ability to protect our intellectual property rights;
•	continued compliance with regulatory requirements;
•	our expectations regarding sales of our intra-oral scanners domestically and internationally and our belief that technology features and functionality of the iTero scanners and exocad technology will increase adoption of Invisalign and increase sales of our intra-oral scanners;
•	the willingness and ability of our customers to maintain and/or increase product utilization in sufficient numbers;
•	the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected;
•	a tougher consumer demand environment in China generally, especially for manufacturers and service providers whose headquarters or primarily operations are not based in China;
•	the risks relating to our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses;
•	the impact of excess or constrained capacity at our manufacturing and treat operations facilities and pressure on our internal systems and personnel;
•	the compromise of customer and/or patient data for any reason;
•	the timing of case submissions from our doctors within a quarter as well as an increased manufacturing costs per case;
•	foreign operational, political and other risks relating to our international manufacturing operations; and
•	the loss of key personnel or work stoppages.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the Securities and Exchange Commission (SEC) on February 28, 2020 and its latest Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which was filed with the SEC on July 31, 2020. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Align Technology Announces Third Quarter 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net revenues	$734,144	$607,341	$1,637,421	$1,757,009

Cost of net revenues	200,056	169,787	484,649	485,070

Gross profit	534,088	437,554	1,152,772	1,271,939

Operating expenses:
Selling, general and administrative	312,492	277,514	852,365	792,572
Research and development	44,527	39,680	126,420	116,034
Impairments and other (gains) charges	-	(6,792)	-	22,990
Litigation settlement gain	-	-	-	(51,000)
Total operating expenses	357,019	310,402	978,785	880,596

Income from operations	177,069	127,152	173,987	391,343

Interest income and other income (expense), net:
Interest income	329	3,478	2,788	9,576
Other income (expense), net	7,147	(2,211)	(12,368)	5,935
Total interest income and other income (expense), net	7,476	1,267	(9,580)	15,511

Net income before provision for (benefit from) income taxes and equity in losses of investee	184,545	128,419	164,407	406,854

Provision for (benefit from) income taxes	45,174	25,895	(1,452,493)	77,812
Equity in losses of investee, net of tax	-	-	-	7,528

Net income	$139,371	$102,524	$1,616,900	$321,514

Net income per share:
Basic	$1.77	$1.29	$20.54	$4.03
Diluted	$1.76	$1.28	$20.45	$4.00

Shares used in computing net income per share:
Basic	78,824	79,332	78,729	79,709
Diluted	79,163	79,825	79,078	80,397

Align Technology Announces Third Quarter 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2020	December 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$615,532	$550,425
Marketable securities, short-term	-	318,202
Accounts receivable, net	626,046	550,291
Inventories	123,093	112,051
Prepaid expenses and other current assets	108,576	102,450
Total current assets	1,473,247	1,633,419

Property, plant and equipment, net	703,657	631,730
Operating lease right-of-use assets, net	83,386	56,244
Goodwill and intangible assets, net	555,946	75,692
Deferred tax assets	1,566,227	64,007
Other assets	32,628	39,610

Total assets	$4,415,091	$2,500,702

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$119,184	$87,250
Accrued liabilities	318,471	319,958
Deferred revenues	684,139	563,762
Total current liabilities	1,121,794	970,970

Income tax payable	108,669	102,794
Operating lease liabilities	65,518	43,463
Other long-term liabilities	85,639	37,306
Total liabilities	1,381,620	1,154,533

Total stockholders' equity	3,033,471	1,346,169

Total liabilities and stockholders' equity	$4,415,091	$2,500,702

Align Technology Announces Third Quarter 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$280,756	$529,093

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(186,840)	(290,333)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash used in financing activities	(28,360)	(383,163)
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(568)	(2,098)
Net increase (decrease) in cash, cash equivalents, and restricted cash	64,988	(146,501)
Cash, cash equivalents, and restricted cash at beginning of the period	551,134	637,566
Cash, cash equivalents, and restricted cash at end of the period	$616,122	$491,065

Align Technology Announces Third Quarter 2020 Results

ALIGN TECHNOLOGY, INC.
INVISALIGN BUSINESS METRICS*

	Q1	Q2	Q3	Q4	Fiscal	Q1	Q2	Q3
	2019	2019	2019	2019	2019	2020	2020	2020
Invisalign Average Selling Price (ASP):
Worldwide ASP	$1,245	$1,230	$1,260	$1,240	$1,245	$1,255	$1,255	$1,180
International ASP	$1,330	$1,305	$1,330	$1,300	$1,315	$1,340	$1,285	$1,240

Invisalign Cases Shipped by Geography:
Americas	202,935	211,360	215,355	225,925	855,575	213,505	100,995	268,970
International	146,260	165,785	170,005	187,790	669,840	145,935	120,885	227,095
Total Cases Shipped	349,195	377,145	385,360	413,715	1,525,415	359,440	221,880	496,065
YoY % growth	28.3%	24.6%	20.7%	23.9%	24.2%	2.9%	-41.2%	28.7%
QoQ % growth	4.6%	8.0%	2.2%	7.4%		-13.1%	-38.3%	123.6%

Number of Invisalign Doctors Cases Were Shipped To:
Americas	30,200	31,445	31,975	33,130	47,130	32,315	22,165	34,625
International	26,510	28,970	30,980	33,720	48,650	28,535	25,945	35,380
Total Doctors Cases Shipped To	56,710	60,415	62,955	66,850	95,780	60,850	48,110	70,005

Invisalign Doctor Utilization Rates**:
North America	7.0	7.0	7.0	7.2	19.4	6.9	4.8	8.4
North American Orthodontists	18.3	18.9	19.1	19.3	65.0	18.9	11.0	24.1
North American GP Dentists	3.6	3.6	3.5	3.8	9.5	3.6	2.5	4.2
International	5.5	5.7	5.5	5.6	13.8	5.1	4.7	6.4
Total Utilization Rates	6.2	6.2	6.1	6.2	15.9	5.9	4.6	7.1

Number of Invisalign Doctors Trained:
Americas	1,840	3,070	2,760	2,095	9,765	2,035	1,140	3,350
International	2,410	3,520	3,135	3,445	12,510	2,600	2,350	3,175
Total Doctors Trained Worldwide	4,250	6,590	5,895	5,540	22,275	4,635	3,490	6,525
Total to Date Worldwide	156,205	162,795	168,690	174,230	174,230	178,865	182,355	188,880

* Invisalign business metrics exclude SmileDirectClub aligners.
** # of cases shipped / # of doctors to whom cases were shipped. LATAM utilization rate is not separately disclosed, but included in the total utilization rates.

ALIGN TECHNOLOGY, INC.
STOCK-BASED COMPENSATION
(in thousands)

	Q1	Q2	Q3	Q4	Fiscal	Q1	Q2	Q3
	2019	2019	2019	2019	2019	2020	2020	2020
Stock-based Compensation (SBC)
SBC included in Gross Profit	$1,112	$1,278	$1,354	$1,410	$5,154	$1,347	$891	$1,247
SBC included in Operating Expenses	19,932	21,189	22,822	19,087	83,030	21,580	24,116	23,982
Total SBC	$21,044	$22,467	$24,176	$20,497	$88,184	$22,927	$25,007	$25,229

Align Technology Announces Third Quarter 2020 Results

ALIGN TECHNOLOGY, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

GAAP gross profit	$534,088	$437,554	$1,152,772	$1,271,939
Stock-based compensation	1,247	1,354	3,485	3,744
Amortization of intangibles (1)	2,700	-	4,350	-
Non-GAAP gross profit	$538,035	$438,908	$1,160,607	$1,275,683

GAAP gross margin	72.7%	72.0%	70.4%	72.4%
Non-GAAP gross margin	73.3%	72.3%	70.9%	72.6%

GAAP operating expenses	$357,019	$310,402	$978,785	$880,596
Stock-based compensation	(23,982)	(22,822)	(69,678)	(63,943)
Amortization of intangibles (1)	(580)	-	(2,175)	-
Acquisition related costs (2)	(314)	-	(7,621)	-
Impairments and other (gains) charges (3)	-	6,792	-	(22,990)
Litigation settlement gain (4)	-	-	-	51,000
Non-GAAP operating expenses	$332,143	$294,372	$899,311	$844,663

GAAP income from operations	$177,069	$127,152	$173,987	$391,343
Stock-based compensation	25,229	24,176	73,163	67,687
Amortization of intangibles (1)	3,280	-	6,525	-
Acquisition related costs (2)	314	-	7,621	-
Impairments and other (gains) charges (3)	-	(6,792)	-	22,990
Litigation settlement gain (4)	-	-	-	(51,000)
Non-GAAP income from operations	$205,892	$144,536	$261,296	$431,020

GAAP operating margin	24.1%	20.9%	10.6%	22.3%
Non-GAAP operating margin	28.0%	23.8%	16.0%	24.5%

GAAP interest income and other income (expense), net	$7,476	$1,267	$(9,580)	$15,511
Acquisition related costs (2)	-	-	10,187	-
Non-GAAP interest income and other income (expense), net	$7,476	$1,267	$607	$15,511

GAAP net income before provision for (benefit from) income taxes and equity in losses of investee	$184,545	$128,419	$164,407	$406,854
Stock-based compensation	25,229	24,176	73,163	67,687
Amortization of intangibles (1)	3,280	-	6,525	-
Acquisition related costs (2)	314	-	17,808	-
Impairments and other (gains) charges (3)	-	(6,792)	-	22,990
Litigation settlement gain (4)	-	-	-	(51,000)
Non-GAAP net income before provision for (benefit from) income taxes and equity in losses of investee	$213,368	$145,803	$261,903	$446,531

GAAP provision for (benefit from) income taxes	$45,174	$25,895	$(1,452,493)	$77,812
Tax impact on non-GAAP adjustments	1,093	1,467	20,931	22,245
Tax related non-GAAP items (5)	(10,763)	-	1,485,286	-
Non-GAAP provision for (benefit from) income taxes	$35,504	$27,362	$53,724	$100,057

GAAP effective tax rate	24.5%	20.2%	(883.5)%	19.1%
Non-GAAP effective tax rate	16.6%	18.8%	20.5%	22.4%

GAAP net income	$139,371	$102,524	$1,616,900	$321,514
Stock-based compensation	25,229	24,176	73,163	67,687
Amortization of intangibles (1)	3,280	-	6,525	-
Acquisition related costs (2)	314	-	17,808	-
Impairments and other (gains) charges (3)	-	(6,792)	-	22,990
Litigation settlement gain (4)	-	-	-	(51,000)
Tax impact on non-GAAP adjustments	(1,093)	(1,467)	(20,931)	(22,245)
Tax related non-GAAP items (5)	10,763	-	(1,485,286)	-
Non-GAAP net income	$177,864	$118,441	$208,179	$338,946

GAAP diluted net income per share	$1.76	$1.28	$20.45	$4.00
Non-GAAP diluted net income per share	$2.25	$1.48	$2.63	$4.22

Shares used in computing diluted net income per share	79,163	79,825	79,078	80,397

Notes:
(1) During the three and nine months ended September 30, 2020, we recorded amortization of intangible assets related to our Q2'20 exocad acquisition.
(2) During the three and nine months ended September 30, 2020, we recorded certain incremental expenses related to our Q2'20 exocad acquisition including third party advisory, legal, tax, accounting, banking, valuation, and other professional or consulting fees and foreign exchange losses related to a forward contract for the purchase commitment.
(3) During the nine months ended September 30, 2019, we recorded a net impairment charge of $23.0 million consisting of impairments and other charges as a result of closing our Invisalign stores due to the arbitrator's decision regarding SDC including operating lease right-of-use asset impairments, store leasehold improvement and fixed asset impairments and employee severance and other charges offset by a gain recorded in the three months ended September 30, 2019 due to negotiation of early termination of our Invisalign store leases.
(4) During the nine months ended September 30, 2019, we recorded a $51.0 million gain from the settlement of the Straumann litigation.
(5) For the nine months ended September 30, 2020, we recorded a one-time net tax benefit for the deferred tax asset and certain costs associated with the intra-entity transfer in the three months ended March 31, 2020 of certain intellectual property rights and assets to our Swiss subsidiary and related tax impact from the amortization of the transferred intangibles assets. For the three months ended September 30, 2020, we recorded amortization of the benefit from the transferred intangibles assets.

Refer to "About Non-GAAP Financial Measures" section of press release.